EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 1 to the Schedule 13G to which this Agreement is attached.

Dated: January 28, 2005

DISCOVERY GROUP I, LLC

By	/s/ Michael R. Murphy
Michael R. Murphy
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/s/ Michael R. Murphy
Michael R. Murphy